Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Dreyfus BNY Mellon Funds, Inc.:

We consent to the reference to our firm under the heading “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement with respect to Dreyfus Emerging Markets Debt U.S. Dollar Fund, a series of Dreyfus BNY Mellon Funds, Inc.

/s/ KPMG LLP

New York, New York
November 21, 2014